Exhibit 5.1

 [Letterhead of Phillips, Gardill, Kaiser & Altmeyer, PLLC]

May 5, 2010

WesBanco, Inc.
One Bank Plaza
Wheeling, WV  26003

Ladies and Gentlemen:

I am the Managing Member of Phillips, Gardill, Kaiser & Altmeyer, PLLC and our firm serves as general counsel for WesBanco, Inc. (the “Company”) and I have acted as counsel for the Company in connection with the preparation of the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission for the registration under the Securities Act of 1933, as amended (the “Securities Act”), of an additional 800,000 shares of the Company’s common stock, par value $2.0833 per share (the “Shares”), which are to be offered from time to time to certain employees and non-employee directors of the Company pursuant to the WesBanco, Inc. Incentive Bonus, Option and Restricted Stock Plan, as amended and restated (the “Plan”).

I have examined the originals, certified copies or copies otherwise identified to my satisfaction as being true copies of the Plan and such other documents as I have deemed necessary or appropriate for purposes of this opinion.

Based on the foregoing, I am of the opinion that the Shares have been duly and validly authorized and reserved for issuance, and that the Shares, when issued under the terms of the Plan, and when the Registration Statement has become effective under the Securities Act, will be validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

Very truly yours,

                                                                                                              /s/ James C. Gardill
James C. Gardill